Exhibit 99

Granite City Food & Brewery® Acquires Additional Cadillac Ranch Restaurant Assets for $0.9 Million

MINNEAPOLIS, MN — May 31, 2012 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced the completion of its purchase of the assets of the Cadillac Ranch All American Bar & Grill® in Pittsburgh, Pennsylvania, for a purchase price of approximately $0.9 million.

The parties had previously announced their entry into a purchase agreement relating to such assets, but closing of the purchase had been deferred pending issuance of the required liquor license by the Pennsylvania Liquor Control Board.

“We believe this purchase coupled with our five earlier Cadillac Ranch restaurant asset purchases provide us a stronger revenue and potential profit base from which to operate,” said Rob Doran, CEO.  “The Pittsburgh Cadillac Ranch restaurant, located in the Settler’s Ridge Development, has been a very strong performer within the Cadillac Ranch group and we are excited to bring it on board.”

About Granite City Food & Brewery

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 27 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased five additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates six Cadillac Ranch restaurants in five states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2012.

Contacts

Rob Doran	James G. Gilbertson
Chief Executive Officer	Chief Financial Officer
952.697.2393	952.215.0676